Exhibit 10.2

November 28, 2107

Vince Estrada

Re: Employment Agreement Changes

Dear Vince,

This letter serves to inform you that in connection with the appointment of a new Chief Financial Officer of Connecture, Inc. effective December 4, 2017, you will be assigned to the new position of Executive Vice President, Corporate Development reporting to me. In accordance with this change, the following terms of your existing employment arrangements with the Company shall be amended as follows:

1.	Base Salary. Effective January 1, 2018, your annualized Base Salary will be adjusted to $85,000 (eighty-five thousand dollars).

2.	Bonus Plan:

a.	2017: You will be eligible for the Bonus Plan payout, if any, for 2017’s fiscal year’s performance based on your target bonus of 50% of your 2017 annualized Base Salary of $300,000.

b.	2018 and thereafter: Your target bonus for Bonus Plans for fiscal year 2018 and thereafter will be based on 50% of your then current annualized Base Salary.

3.	Severance Package:

a.	2017/2018: If you are terminated before January 1, 2019, the base salary under the Severance Package shall be deemed to be $300,000.

b.	2019 and thereafter: If you are terminated on or after January 1, 2019, the base salary under the Severance Package shall be your then current annualized Base Salary.

All other terms of your existing employment arrangements with the Company shall remain unchanged.

Thank you for your continued support of the Company. Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

Sincerely,

/s/ Jeff Surges

Jeff Surges
Chief Executive Officer

The forgoing terms and conditions are hereby accepted:

/s/ Vincent E. Estrada	Date: November 28, 2017
Vincent E. Estrada